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                                                                    Exhibit 11.1
                                     ISOCOR
        STATEMENT OF COMPUTATION OF SHARES USED IN PER SHARE COMPUTATION
                                 (IN THOUSANDS)


                                                          Three months ended                Nine months ended
                                                      ----------------------------    -------------------------------
                                                      September 30,  September 30,    September 30,    September 30,
                                                         1996            1995             1996             1995
                                                      -------------  -------------    -------------    -------------
 Computation of shares used
   in net income (loss) per share:
     Weighted average common shares outstanding . . .    9,271           1,651           6,789             1,664
     Common equivalent shares attributable to
       stock options (treasury stock method)  . . . .    1,181             485           1,158               173
     Common equivalent shares attributable
       to redeemable preferred stock  . . . . . . . .        -           5,182               -               813
                                                        ------           -----           -----             -----
 Shares used in per share calculation . . . . . . . .   10,452           7,318           7,947             2,650
                                                        ======           =====           =====             =====